ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of October 12, 2016 (the “Effective Date”) among Emmis Indiana Broadcasting, L.P., Emmis Radio License, LLC and Emmis Communications Corporation (collectively, “Seller”) and Midwest Communications, Inc. (“Buyer”).
Recitals
A.    Seller owns and operates the following radio station (the “Station”) pursuant to certain authorizations issued by the Federal Communications Commission (the “FCC”):
WTHI-FM, Terre Haute, Indiana (FCC Facility ID No.70652)

B.         Seller also owns and operates the following radio station (“WWVR” or the “West Terre Haute Station”):
WWVR(FM), West Terre Haute, Indiana

C.    Pursuant to the terms and subject to the conditions set forth in this Agreement, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Station Assets (defined below).
D.        The parties are simultaneously entering into the following agreements (collectively, the “Other APAs”):

                        (i)  an Asset Purchase Agreement (the “Emmis/DLC APA”) between Seller (as Seller thereunder) and DLC Media, Inc. (as Buyer thereunder) (“DLC”) with respect to radio stations WWVR(FM), West Terre Haute, Indiana (sometimes referred to as “WWVR” or the “West Terre Haute Station”) and WFNB(FM) and WFNF(AM), both Brazil, Indiana; and

            (ii)  an Asset Purchase Agreement (the “Midwest/DLC APA”) between Buyer (as Seller thereunder) and DLC (as Buyer thereunder) with respect to radio station WDKE(FM), Seelyville, Indiana.
Agreement
NOW, THEREFORE, taking the foregoing into account, and in consideration of the mutual covenants and agreements set forth herein, the parties, intending to be legally bound, hereby agree as follows:
ARTICLE 1:    PURCHASE OF ASSETS
1.1.    Station Assets. On the terms and subject to the conditions hereof, at Closing (defined below), except as set forth in Sections 1.2, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all right, title and interest of Seller in and to the following assets and properties of Seller, real and personal, tangible and intangible, that are used or held for use in the operation of the Station or in the programming of WWVR (the “Station Assets”):

(a)    the licenses, permits and other authorizations issued to Seller by the FCC with respect to the Station (the “FCC Licenses”) described on Schedule 1.1(a), including any renewals or modifications thereof between the date hereof and Closing;
(b)    the equipment, transmitters, antennas, cables, towers, vehicles, furniture, fixtures, spare parts and other tangible personal property listed on Schedule 1.1(b), except for any retirements or dispositions thereof made between the date hereof and Closing in the ordinary course of business (the “Tangible Personal Property”);
(c)    the owned or leased real property listed on Schedule 1.1(c) (the “Real Property”);
(d)    all agreements for the sale of advertising time on the Station and WWVR and those contracts, agreements and leases used in the business of the Station and WWVR that are listed on Schedule 1.1(d), together with any contracts, agreements and leases made between the date hereof and Closing in accordance with Article 4 (the “Station Contracts”);
(e)    all of Seller’s rights in and to the call letters of the Station and WWVR (subject to FCC consent as provided by Section 1.10) and Seller’s rights in and to the trademarks, trade names, service marks, internet domain names, copyrights, programs and programming material, jingles, slogans, logos, and other intangible property which are used or held for use in the operation of the Station and WWVR, including without limitation those listed on Schedule 1.1(e) (the “Intangible Property”); and
(f)    Seller’s rights in and to all the files, documents, records, and books of account (or copies thereof) relating to the operation of the Station, including the Station’s local public files, programming information and studies, engineering data, advertising studies, marketing and demographic data, sales correspondence, lists of advertisers, credit and sales reports, and logs, but excluding records relating to Excluded Assets (defined below).
1.2.    Excluded Assets. Notwithstanding anything to the contrary contained herein, the Station Assets shall not include the following assets or any rights, title and interest therein (the “Excluded Assets”):
(a)    all cash and cash equivalents of Seller, including without limitation certificates of deposit, commercial paper, treasury bills, marketable securities, money market accounts and all such similar accounts or investments;
(b)    all tangible and intangible personal property of Seller retired or disposed of between the date of this Agreement and Closing in accordance with Article 4;
(c)    all Station Contracts that are terminated or expire prior to Closing in accordance with Article 4;
(d)    trade names unrelated to the operation of the Station, Seller’s corporate names, charter documents, and books and records relating to the organization, existence or ownership of Seller, duplicate copies of the records of the Station, and all records not relating to the operation of the Station;
(e)    all contracts of insurance, all coverages and proceeds thereunder and all rights in connection therewith, including without limitation rights arising from any refunds due with respect to insurance premium payments to the extent related to such insurance policies;
(f)    all pension, profit sharing plans and trusts and the assets thereof and any other employee benefit plan or arrangement and the assets thereof, if any, maintained by Seller;
(g)    the accounts receivable of the Station and WWVR and any other rights to payment of cash consideration for goods or services sold or provided prior to the Effective Time (defined below) or otherwise arising during or attributable to any period prior to the Effective Time (the “A/R”);
(h)    any computer software and programs used in the operation of the Station that are not transferable;
(i)    all rights and claims of Seller, whether mature, contingent or otherwise, against third parties with respect to the Station and the Station Assets, to the extent arising during or attributable to any period prior to the Effective Time;
(j)    all deposits and prepaid expenses (and rights arising therefrom or related thereto), except to the extent Seller receives a credit therefor under Section 1.7;
(k)    all claims of Seller with respect to any tax refunds;
(l)    computers and other assets located at Seller’s corporate headquarters, and the centralized server facility, data links, payroll system and other operating systems and related assets that are used in the operation of multiple stations; and
(m)    the assets listed on Schedule 1.2.

1.3    Intentionally Omitted.
1.4.    Assumption of Obligations. On the Closing Date (defined below), Buyer shall assume only those obligations of Seller arising during, or attributable to, any period of time on or after the Closing Date under the Station Contracts and the FCC Licenses and any other liabilities of Seller to the extent Buyer receives a credit therefor under Section 1.7 (collectively, the “Assumed Obligations”). Except for the Assumed Obligations, Buyer does not assume, and will not be deemed by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby to have assumed, any other liabilities or obligations of Seller (the “Retained Obligations”).
1.5.    Purchase Price. In consideration for the sale of the Station Assets to Buyer, at Closing Seller shall be paid as follows:
            (i) a base price (the “Base Price”) of Four Million Dollars ($4,000,000), plus

(ii) the Midwest/DLC APA proceeds (the “DLC Proceeds”) in the amount of Three Hundred Thousand Dollars ($300,000).
At Closing, Buyer shall:
            (i) pay Seller the Base Price by wire transfer of immediately available funds, and
            (ii) direct DLC to pay Seller the DLC Proceeds by wire transfer of immediately available funds.
Notwithstanding anything to the contrary, a condition precedent to Seller’s obligation to consummate the Closing is receipt by Seller of the Base Price plus the DLC Proceeds for a total purchase price (the “Purchase Price”) of Four Million Three Hundred Thousand Dollars ($4,300,000), subject to adjustment under Section 1.7 of this Agreement, but not subject to adjustment under Section 1.7 of the DLC APA (if the DLC Proceeds are adjusted at Closing, then the Base Price shall be adjusted by an equal and offsetting amount).
1.6.    Deposit. On the date of this Agreement, Buyer shall make a cash deposit in immediately available funds in the sum of Four Hundred Thousand Dollars ($400,000) (the “Deposit”) with WashingtonFirst Bank (the “Escrow Agent”) pursuant to the Escrow Agreement (the “Escrow Agreement”) of even date herewith among Buyer, Seller and the Escrow Agent. At Closing, the Deposit shall be disbursed to Seller and applied to the Purchase Price and any interest accrued thereon shall be disbursed to Buyer. If this Agreement is terminated by Seller pursuant to Section 10.1(c), the Deposit and any interest accrued thereon shall be disbursed to Seller and credited as partial payment of liquidated damages under Section 10.5. If this Agreement is terminated for any other reason, the Deposit and any interest accrued thereon shall be disbursed to Buyer. The parties shall each instruct the Escrow Agent to disburse the Deposit and all interest thereon to the party entitled thereto and shall not, by any act or omission, delay or prevent any such disbursement. Any failure by Buyer to make the Deposit on the date hereof constitutes a material default as to which the Cure Period under Article 10 does not apply entitling Seller to immediately terminate this Agreement.
1.7.    Prorations and Adjustments.

(a)    All prepaid and deferred income and expenses relating to the Station Assets and arising from the operation of the Station shall be prorated between Buyer and Seller in accordance with accounting principles generally accepted in the United States (“GAAP”) as of 12:01 a.m. on the day of Closing (the “Effective Time”). Such prorations shall include without limitation all ad valorem, real estate and other property taxes (except transfer taxes as provided by Section 11.1), music and other license fees, utility expenses, rent and other amounts under Station Contracts and similar prepaid and deferred items. Seller shall receive a credit for all of the Station’s deposits and prepaid expenses.

(b)    With respect to trade, barter or similar agreements for the sale of time for goods or services assumed by Buyer pursuant to Section 1.1(d), if at Closing the Station has an aggregate negative or positive barter balance (i.e., the amount by which the value of air time to be provided by the Station after the Effective Time exceeds, or conversely, is less than, the fair market value of corresponding goods and services), there shall be no proration or adjustment, unless the negative or positive barter balance of the Station as an aggregate exceeds $5,000 for the Station or $5,000 for WWVR, in which event such excess or deficiency, as the case may be, shall be treated either as prepaid time sales or a receivable of Seller, and adjusted for as a proration in Buyer’s or Seller’s favor, as applicable. In determining barter balances, the value of air time shall be based upon Seller’s rates as of Closing, and corresponding goods and services shall include those to be received by the Station after Closing plus those received by the Station before Closing to the extent conveyed by Seller to Buyer as a part of the Station Assets.

(c)    No later than three (3) business days prior to the scheduled Closing date, Seller shall provide Buyer with a statement setting forth a reasonably detailed computation of Seller’s reasonable and good faith estimate of the Adjustment Amount (defined below) as of Closing (the “Preliminary Adjustment Report”). As used herein, the “Adjustment Amount” means the net amount by which the Purchase Price is to be increased or decreased in accordance with this Section 1.7. If the Adjustment Amount reflected on the Preliminary Adjustment Report is a credit to Buyer, then the Purchase Price payable at Closing shall be reduced by the amount of the preliminary Adjustment Amount, and if the Adjustment Amount reflected on the Preliminary Adjustment Report is a charge to Buyer, then the Purchase Price payable at Closing shall be increased by the amount of such preliminary Adjustment Amount. For a period of ninety (90) days after Closing, Seller and its auditors and Buyer and its auditors may review the Preliminary Adjustment Report and the related books and records of Seller with respect to the Station, and Buyer and Seller will in good faith seek to reach agreement on the final Adjustment Amount. If agreement is reached within such 90-day period, then promptly thereafter Seller shall pay to Buyer or Buyer shall pay to Seller, as the case may be, an amount equal to the difference between (i) the agreed Adjustment Amount and (ii) the preliminary Adjustment Amount indicated in the Preliminary Adjustment Report. If agreement is not reached within such 90-day period, then the dispute resolutions of Section 1.7(d) shall apply.

(d)    If the parties do not reach an agreement on the Adjustment Amount within the 90-day period specified in Section 1.7(c), then Seller and Buyer shall select an independent accounting firm (the “Arbitrating Firm”) to resolve the disputed items. If Seller and Buyer do not agree on the Arbitrating Firm within five (5) calendar days after the end of such 90-day period, then the Arbitrating Firm shall be a regionally or state-wide recognized independent accounting firm selected by lot (after excluding one firm designated by Seller and one firm designated by Buyer). Buyer and Seller shall each inform the Arbitrating Firm in writing as to their respective positions with respect to the Adjustment Amount, and each shall make available to the Arbitrating Firm any books and records and work papers relevant to the preparation of the Arbitrating Firm’s computation of the Adjustment Amount. The Arbitrating Firm shall be instructed to complete its analysis within thirty (30) days from the date of its engagement and upon completion to inform the parties in writing of its own determination of the Adjustment Amount, the basis for its determination. Any determination by the Arbitrating Firm in accordance with this Section shall be final and binding on the parties. Within five (5) calendar days after the Arbitrating Firm delivers to the parties its written determination of the Adjustment Amount, Seller shall pay to Buyer, or Buyer shall pay to Seller, as the case may be, an amount equal to the difference between (i) the Adjustment Amount as determined by the Arbitrating Firm and (ii) the preliminary Adjustment Amount indicated in the Preliminary Adjustment Report.

Buyer and Seller shall each pay one-half of the fees and expenses of the Arbitrating Firm, and each of Buyer and Seller shall be responsible for its own fees and expense of arbitration.

1.8.    Allocation. After Closing, each of Buyer and Seller will allocate the Purchase Price in accordance with the respective fair market values of the Station Assets and the goodwill being purchased and sold in accordance with the requirements of Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), and each will file its tax returns in accordance with the Code. For purposes of such allocation, Buyer may, but is not obligated to, at Buyer’s sole cost and expense, retain BIA/Kelsey (or a comparable experienced appraisal firm reasonably satisfactory to Seller) to provide a fair market appraisal of the tangible assets included within the Station Assets before Closing.  If Buyer obtains such appraisal and delivers a copy to Seller before Closing, then after Closing Buyer and Seller shall each file its tax returns reflecting such allocation as and when required under the Code, otherwise, Seller shall use the allocation set forth on Schedule 1.8.

1.9.    Closing. The consummation of the sale and purchase of the Station Assets provided for in this Agreement (the “Closing”) shall take place to the extent practicable via electronic exchange of closing deliveries (with originals assembled and exchanged by the parties’ legal counsel), and if not practicable at the main studio of Seller in Terre Haute, Indiana at 10:00 a.m. Central Time not later than the fifth (5th) business day following the date that the FCC Consent (as defined below) shall have been granted, is in full force and effect, and has become a Final Order (as defined below), subject to the satisfaction or waiver of the conditions to Closing set forth herein (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), or at such other time or on such other date or at such other location as is mutually agreeable to Buyer and Seller. “Final Order” means an action by the FCC as to which: (a) no request for stay by the FCC is pending, no such stay is in effect, and any deadline for filing a request for any such stay has passed; (b) no appeal, petition for rehearing or reconsideration, or application for review is pending before the FCC and the deadline for filing any such appeal, petition or application has passed; (c) the FCC has not initiated reconsideration or review on its own motion and the time in which such reconsideration or review is permitted has passed; and (d) no appeal in a court, or request for stay by a court, of the FCC’s action is pending or in effect, and the deadline for filing any such appeal or request has passed. The date on which the Closing is to occur is referred to herein as the “Closing Date.”

1.10.    FCC Application and Consent.
(a)    Within five (5) business days of the date of this Agreement, Buyer and Seller shall file an application with the FCC (the “FCC Application”) requesting FCC consent to the assignment of the FCC Licenses to Buyer. FCC consent to the assignment of the main station FCC Licenses to Buyer together with the FCC Consent under both of the Other APAs is referred to herein as the “FCC Consent.” Buyer and Seller shall diligently prosecute the FCC Application and otherwise use their commercially reasonable efforts to obtain the FCC Consent as soon as possible. Buyer and Seller shall notify each other of all documents filed with or received from any governmental agency with respect to this Agreement or the transactions contemplated hereby. Buyer and Seller shall furnish each other with such information and assistance as the other may reasonably request in connection with their preparation of any governmental filing hereunder.
(b)    Prior to Closing, Buyer, Seller and DLC will coordinate FCC filings requesting the following call sign changes subject to and effective upon Closing: (i) a change of the West Terre Haute station call sign from WWVR to one designated by DLC, and (ii) a change of the call sign of a station designated by Buyer to WWVR.
1.11    WDKE APA.  Buyer is concurrently entering into an Asset Purchase Agreement with respect to the sale and purchase of WDKE(FM), Seelyville, Indiana (the “WDKE APA”).  Buyer represents and warrants to Seller that Buyer’s representations and warranties under the WDKE APA are true and correct.  Buyer shall comply with the terms of the WDKE APA and use best efforts to obtain the FCC Consent (as defined in the WDKE APA) and consummate the Closing (as defined in the WDKE APA) as promptly as possible.  Without Seller’s prior written consent, Buyer shall not amend or modify or waive rights under the WKDE APA in any manner that could reasonably be expected to delay Closing hereunder or otherwise adversely affect Seller’s rights or benefits hereunder, and Buyer shall not terminate the WDKE APA while this Agreement is in effect.
ARTICLE 2: SELLER REPRESENTATIONS AND WARRANTIES
Seller makes the following representations and warranties to Buyer:
2.1.    Organization. Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and is qualified to do business in each jurisdiction in which the Station Assets are located. Seller has the requisite power and authority to execute, deliver and perform this Agreement and the Other APAs and all of the other agreements and instruments to be made by Seller pursuant hereto and thereto (collectively, the “Seller Ancillary Agreements”) and to consummate the transactions contemplated hereby and thereby.
2.2.    Authorization. The execution, delivery and performance of this Agreement and the Seller Ancillary Agreements by Seller have been duly authorized and approved by all necessary action of Seller and do not require any further authorization or consent of Seller. This Agreement is, and each Seller Ancillary Agreement when made by Seller and the other parties thereto will be, a legal, valid and binding agreement of Seller enforceable in accordance with its terms, except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
2.3.    No Conflicts. Except for the FCC Consent and consents to assign certain of the Station Contracts, the execution, delivery and performance by Seller of this Agreement and the Seller Ancillary Agreements and the consummation by Seller of any of the transactions contemplated hereby does not conflict with any organizational documents of Seller or violate any law, judgment, order, or decree to which Seller is subject, or require the consent or approval of, or a filing by Seller with, any governmental or regulatory authority or any third party, or result in a default, or give rise to any right of termination, cancellation or acceleration, under any term, condition or provision of any contract, encumbrance or other instrument or obligation to which Seller is a party or by which Seller or any of the Station Assets is bound.

2.4.    FCC Licenses. Emmis Radio License, LLC is the holder of the FCC Licenses described on Schedule 1.1(a). The FCC Licenses are in full force and effect and have not been revoked, suspended, canceled, rescinded or terminated and have not expired. There is not pending any action by or before the FCC to revoke, suspend, cancel, rescind or materially adversely modify any of the FCC Licenses (other than proceedings to amend FCC rules of general applicability). There is not issued or outstanding, by or before the FCC, any order to show cause, notice of violation, notice of apparent liability, or order of forfeiture against the Station or against Seller with respect to the Station that could result in any such action. The Station is operating in compliance in all material respects with the FCC Licenses, the Communications Act of 1934, as amended (the “Communications Act”), and the rules, regulations and policies of the FCC (collectively, with the Communications Act, the “Communications Laws”).  The FCC Licenses have been issued for the term set forth on Schedule 1.1(a).  The FCC Licenses are not subject to any condition restricting use except for those of general applicability and those set forth in the FCC Licenses or the orders granting them. No FCC Licenses for any of the Station are held pursuant to an FCC rule or policy grandfathering Seller’s ownership under the FCC’s multiple ownership rules.  Each of the FCC Licenses have been fully renewed in accordance with Communications Act for the term set forth on Schedule 1.1(a).  Where required, Federal Aviation Administration (“FAA”) “no hazard” determinations for each antenna structure that is owned by Seller and included in the Station Assets have been obtained and, where required, each such antenna structure has been registered with the FCC and the Station is in compliance in all material respects with the requirements of the FAA with respect to the construction, operation and/or alteration of such antenna structures.
2.5.    Taxes. Seller has, in respect of the Station’s business, filed all foreign, federal, state, county and local income, excise, property, sales, use, franchise and other tax returns and reports which are required to have been filed by it under applicable law, and has paid all taxes which have become due pursuant to such returns or pursuant to any assessments which have become payable. With respect to the Station and the Station Assets, no tax deficiency has been assessed or to Seller’s knowledge proposed, and no tax proceeding or investigation (whether or not the statute of limitation has been waived) is pending or to Seller’s knowledge threatened that could reasonably be expected to result in liability to Buyer or a Lien upon any Station Assets.
2.6.    Personal Property. Schedule 1.1(b) contains a list of material items of Tangible Personal Property included in the Station Assets. Except as set forth on Schedule 1.1(b), Seller has title to the Tangible Personal Property free and clear of liens, claims and encumbrances (“Liens”) other than Permitted Liens (defined below). Except as set forth on Schedule 1.1(b), all material items of Tangible Personal Property (i) are, in the aggregate, in good operating condition, ordinary wear and tear excepted, and (ii) are in substantially the same operating condition as they were on the date Seller provided Buyer access thereto, ordinary wear and tear excepted. As used herein, “Permitted Liens” means, collectively, the Assumed Obligations, liens for taxes not yet due and payable, liens that will be released at or prior to Closing, and such other easements, rights of way, building and use restrictions, exceptions, reservations and limitations that do not in any material respect detract from the value of the property subject thereto or impair the use thereof in the ordinary course of the business of the Station. Except under the Other APAs, since March 1, 2016 Seller has not sold, assigned or transferred any material assets used in the operation of the Station other than in the ordinary course of business.
2.7.    Real Property. Schedule 1.1(c) contains a description of all Real Property included in the Station Assets. No owned Real Property is included in the Station Assets. Schedule 1.1(c) includes a description of each lease of Real Property or similar agreement included in the Station Contracts (the “Real Property Leases”). To Seller’s knowledge, the premises leased under the Real Property Leases is not subject to any proceeding for condemnation or other taking by any public authority or any proceeding or claim of violation of any applicable zoning or use law.
2.8.    Contracts. Each of the Station Contracts (including without limitation each of the Real Property Leases) is in effect and is binding upon Seller and, to Seller’s knowledge, the other parties thereto (subject to bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors’ rights generally). Seller has performed its obligations under each of the Station Contracts in all material respects, and is not in material default thereunder, and to Seller’s knowledge, no other party to any of the Station Contracts is in default thereunder in any material respect. Seller has made available to Buyer copies of the Station Contracts listed on Schedules 1.1(c) and (d), except as noted on such schedules.
2.9.    Environmental. Except as set forth in any environmental report delivered by Seller to Buyer, to Seller’s knowledge, no hazardous or toxic substance or waste regulated under any applicable environmental, health or safety law has been generated, stored, transported or released on, in, from or to the Real Property included in the Station Assets. Seller has complied in all material respects with all environmental, health and safety laws applicable to the Station. Seller has not received written notice of potential liability for non-compliance with applicable environmental law with respect to the premises leased under the Real Property Leases.

2.10.    Intangible Property. Schedule 1.1(e) contains a description of the material Intangible Property included in the Station Assets. To Seller’s knowledge, Seller’s use of the Intangible Property does not infringe upon any third party rights in any material respect, and Seller owns or has the right to use the Intangible Property free and clear of Liens other than Permitted Liens. Except as set forth on Schedule 1.1(e), to Seller’s knowledge, no material Intangible Property is being infringed or misappropriated by any third party in any material respect, and no material Intangible Property is the subject of any pending or threatened action claiming infringement of any third party’s patents, copyrights, or trademarks.  In the past three (3) years, Seller has not received any written claim asserting that its use of any material Intangible Property violates or infringes upon the patents, copyrights or trademarks of any other party in any material respect or challenging the ownership, use, validity or enforceability of any material Intangible Property in any material respect.
2.11.    Employees. Seller has complied in all material respects with all labor and employment laws, rules and regulations applicable to the Station business, including without limitation those which relate to prices, wages, hours, discrimination in employment and collective bargaining, and there is no unfair labor practice charge or complaint against Seller in respect of the Station business pending or to Seller’s knowledge threatened before the National Labor Relations Board, any state labor relations board or any court or tribunal, and there is no strike, dispute, request for representation, slowdown or stoppage pending or threatened in respect of the Station’s business. Since March 1, 2016, Seller has not granted any material increase, or announced any material increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable to any employees of the Station except as required by applicable law or any collective bargaining agreement or other contract, and ordinary increases consistent with the past practices, or experienced a strike, walkout, or other labor trouble with respect to employees of the Station or WWVR, and except for a stay-bonus program implemented to induce employees to remain with the Station and WWVR through the Closing.
2.12.    Insurance. Seller maintains insurance policies or other arrangements with respect to the Station and the Station Assets consistent with its practices for other stations, and will maintain such policies or arrangements until the Effective Time.
2.13.    Compliance with Law. Seller has complied in all material respects with all laws, rules and regulations, and all decrees and orders of any court or governmental authority which are applicable to the operation of the Station, and, to Seller’s knowledge, there are no governmental claims or investigations pending or threatened against Seller in respect of the Station or the Station Assets, and to Seller’s knowledge there is no basis for any such investigation, all except for those affecting the industry generally.
2.14.    Litigation. There is no action, suit or proceeding pending or, to Seller’s knowledge, threatened against Seller in respect of the Station that will subject Buyer to liability or which will affect Seller’s ability to perform its obligations under this Agreement.
2.15.    Management Practices.  Since March 1, 2016, with respect to the Station, Seller has not (a) conducted cash management customs and practices (including the timing of collection of receivables and payment of payables and other current liabilities) and maintained books and records other than in the ordinary course of business consistent with past custom and practice in all material respects, (b) made any material change in the material methods of operations of the business of the Station, including the material practices and policies relating to purchasing, marketing, selling and pricing,  (c) entered into a transaction with respect to the Station incurring any liability or obligation that is material to the business or operation of the Station except in the ordinary course of business, or (d) sold, assigned, transferred, abandoned or permitted to lapse any licenses or permits which, individually or in the aggregate, are material to the Station’s business or operations.
2.16.    No Undisclosed Liabilities.  There are no liabilities or obligations of Seller with respect to the Station that will be binding upon Buyer after Closing other than the Assumed Obligations and other than pursuant to the prorations under Section 1.7.
2.17.    Brokers. No broker, finder or other person or entity is entitled to a commission, brokerage fee or other similar payment in connection with the transaction contemplated by this

Agreement as a result of any agreement or action of Seller or any party acting on Seller’s behalf, except Kalil & Co., whose fee is the responsibility of Seller.
2.18.      Solvency.  Seller is solvent and is not subject to a bankruptcy or similar proceeding.
2.19.      Interference.  Seller has not received written notice that the Station transmissions interfere with other licensed transmissions in noncompliance with FCC rules.
2.20.      Citizens Agreements.  The Station’s public files include copies of citizens agreements, if any, that are required to be included in such files under FCC rules.
ARTICLE 3: BUYER REPRESENTATIONS AND WARRANTIES
Buyer hereby makes the following representations and warranties to Seller:
3.1.    Organization. Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and is qualified to do business in each jurisdiction in which the Station Assets are located. Buyer has the requisite power and authority to execute, deliver and perform this Agreement and the Other APAs and all of the other agreements and instruments to be executed and delivered by Buyer pursuant hereto and thereto (collectively, the “Buyer Ancillary Agreements”) and to consummate the transactions contemplated hereby and thereby.
3.2.    Authorization. The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements by Buyer have been duly authorized and approved by all necessary action of Buyer and do not require any further authorization or consent of Buyer. This Agreement is, and each Buyer Ancillary Agreement when made by Buyer and the other parties thereto will be, a legal, valid and binding agreement of Buyer enforceable in accordance with its terms, except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
3.3.    No Conflicts. Except for the FCC Consent, the execution, delivery and performance by Buyer of this Agreement and the Buyer Ancillary Agreements and the consummation by Buyer of any of the transactions contemplated hereby does not conflict with any organizational documents of Buyer or any law, judgment, order or decree to which Buyer is subject, or require the consent or approval of, or a filing by Buyer with, any governmental or regulatory authority or any third party.
3.4.    Litigation. There is no action, suit or proceeding pending or threatened against Buyer which questions the legality or propriety of the transactions contemplated by this Agreement or could materially adversely affect the ability of Buyer to perform its obligations hereunder.

3.5.    Qualification. Buyer is legally, financially and otherwise qualified to be the licensee of, acquire, own and operate the Station under applicable law, including without limitation the Communications Act and the rules, regulations and policies of the FCC. There are no facts that would, under existing law, including without limitation existing rules, regulations, policies and procedures of the FCC, disqualify Buyer as an assignee of the FCC Licenses or as the owner and operator of the Station. No waiver of or exemption from any FCC rule or policy is necessary for Buyer to hold the FCC Licenses.
3.6.    Brokers.  No broker, finder or other person or entity is entitled to a commission, brokerage fee or other similar payment in connection with the transaction contemplated by this Agreement as a result of any agreement or action of Buyer or any party acting on Buyer’s behalf.
3.7      Solvency.  Buyer is solvent and is not subject to a bankruptcy or similar proceeding.
ARTICLE 4: SELLER COVENANTS
4.1.        Seller’s Covenants. Between the date hereof and Closing, except as permitted by this Agreement or with the prior written consent of Buyer, which shall not be unreasonably withheld, delayed or conditioned, Seller shall:
(a)        operate the Station in the ordinary course of business and in all material respects in accordance with FCC rules and regulations and with all other applicable laws, regulations, rules and orders;
(b)    not modify any of the FCC Licenses;
(c)        not, other than in the ordinary course of business, sell, lease or dispose of or agree to sell, lease or dispose of any of the Station Assets unless replaced with similar items of substantially equal or greater value and utility, or create, assume or permit to exist any Liens upon the Station Assets, except for Permitted Liens;
(d)    upon reasonable notice, give Buyer reasonable access during normal business hours to the Station Assets (including, if requested by Buyer, during the five (5) business days prior to Closing), and furnish Buyer with information relating to the Station Assets that Buyer may reasonably request, including without limitation Seller’s regularly prepared pacing reports for the Station and WWVR, provided that such access rights shall not be exercised in a manner that unreasonably interferes with the operation of the Station;

(e)    except in the ordinary course of business and as otherwise required by law, (i) not enter into any employment, labor, or union agreement or plan (or amendments of any such existing agreements or plan) that will be binding upon Buyer after Closing or (ii) increase the compensation payable to any employee of the Station, except for bonuses and other compensation payable by Seller in connection with the consummation of the transactions contemplated by this Agreement; and

(f)    not, other than in the ordinary course of business, enter into new Station Contracts or amend any existing Station Contracts.
ARTICLE 5: JOINT COVENANTS
Buyer and Seller hereby covenant and agree as follows:
5.1.    Confidentiality. Seller (or an affiliate of Seller on behalf of Seller) and Buyer (or an affiliate of Buyer on behalf of Buyer) are parties to a non-disclosure agreement with respect to Seller and the Station (the “NDA”).  To the extent not already a direct party thereto, Seller and Buyer hereby assume the NDA and agree to be bound by the provisions thereof.  Without limiting the terms of the NDA, subject to the requirements of applicable law, all non-public information regarding the parties and their business and properties that is disclosed in connection with the negotiation, preparation or performance of this Agreement shall be confidential and shall not be disclosed to any other person or entity, except in accordance with the terms of the NDA.

5.2.    Announcements. Prior to Closing, no party shall, without the prior written consent of the other, issue any press release or make any other public announcement concerning the transactions contemplated by this Agreement, except to the extent that such party is so obligated by law, in which case such party shall give advance notice to the other.
5.3.    Control. Buyer shall not, directly or indirectly, control, supervise or direct the operation of the Station prior to Closing. Consistent with the Communications Act and the FCC rules and regulations, control, supervision and direction of the operation of the Station prior to Closing shall remain the responsibility of Seller as the holder of the FCC Licenses.
5.4.    Risk of Loss.
(a)    Seller shall bear the risk of any loss of or damage to any of the Station Assets at all times until the Effective Time, and Buyer shall bear the risk of any such loss or damage thereafter.
(b)    If prior to the Effective Time any item of Tangible Personal Property is damaged or destroyed or otherwise not in the condition described in Section 2.6 in any material respect, then:
(i) Seller shall use commercially reasonable efforts to repair or replace such item in all material respects in the ordinary course of business,
(ii) Seller’s representations and warranties, and Buyer’s pre-Closing termination rights and post-Closing indemnification rights, are hereby modified to take into account any such condition, and
(iii) if such repair or replacement is not completed prior to Closing, then as Buyer’s sole remedy, the parties shall proceed to Closing and Seller shall repair or replace such item in all material respects after Closing (and Buyer will provide Seller access and any other reasonable assistance requested by Seller with respect to such obligation), or, alternatively, Buyer and Seller may mutually agree to reduce the Purchase Price in an amount mutually agreed upon and proceed to Closing, in which case Seller shall have no further obligation to repair or replace such Station Asset.
(c)    If prior to Closing a Station is off the air or operating at a power level that results in a material reduction in coverage (a “Broadcast Interruption”), then Seller shall use commercially reasonable efforts to return the Station to the air and restore prior coverage as promptly as possible in the ordinary course of business.  Notwithstanding anything herein to the contrary, if prior to Closing there is a Broadcast Interruption in excess of twenty-four (24) consecutive hours or for more than seventy-two (72) hours (or, in the event of force majeure, ninety-six (96) hours), whether or not consecutive during any period of ten (10) consecutive days, then Buyer may postpone Closing until the date five (5) business days after the Station returns to the air and prior coverage is restored in all material respects, subject to Section 10.1.
5.5.    Environmental.  Within forty-five (45) days following the date of this Agreement, Buyer may, in its sole option and expense, obtain ASTM-compliant Phase I Environmental Site Assessments of the Owned Real Property (or if permitted under such lease, the leased premises under any Real Property Lease) from an environmental consultant chosen by Buyer (each, a “Phase I”).  In the event any such report discloses any Recognized Environmental Conditions (as that term is defined by ASTM) with respect to the Real Property and Buyer provides notice thereof to Seller (which notice shall be accompanied by a copy of the report), (i) Buyer may, in its sole option and expense, obtain a Phase II Environmental Site Investigation of such property before Closing, and (ii) Seller shall use commercially reasonable efforts to remediate such Recognized Environmental Conditions in all material respects and if not substantially completed before the Closing Date then Closing shall be postponed until substantial completion; provided, however, that if the reasonably estimated cost to complete all such remediation in the aggregate exceeds $100,000, then Seller may terminate this Agreement upon written notice to Buyer within ten (10) business days of receipt of such estimated cost (such termination right shall lapse if not exercised within such time).  In the event of such a termination, the Deposit shall be returned to Buyer.
5.6.    Consents.
(a)    The parties shall use commercially reasonable efforts to obtain (i) any third party consents necessary for the assignment of any Station Contract (which shall not require any payment to any such third party), and (ii) execution and delivery to Buyer and Seller of reasonable estoppel certificates by lessors under any Real Property Leases requiring consent to assignment (if any), but no such consents or estoppel certificates are conditions to Closing except for the Required Consents (defined below). Receipt by Buyer and Seller of consent to assign to Buyer the Station Contract(s) designated as Required Consent(s) on Schedule 1.1(d) (if any) is a condition precedent to Buyer’s obligation to close under this Agreement (the “Required Consent(s)”) along with receipt by Buyer and Seller of the estoppel certificate executed and dated not more than thirty (30) days prior to closing in the form previously approved by the landlord (a copy of which has been delivered by Seller to Buyer) for the Station main studio facility located at 925 Wabash Avenue, Terre Haute, Indiana is a condition precedent to Buyer’s obligation to close under this Agreement (the “Required Estoppel”).
(b)    Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to sell, convey, assign, sublease, or otherwise transfer any of the Stations Assets if an attempted sale, conveyance, assignment, sublease, or transfer thereof without the permission or consent of another party would constitute a breach of, or in any way affect the rights, of Seller or Buyer with respect to such Station Assets. To the extent that any Station Contract may not be assigned without the consent of any third party, and such consent is not obtained prior to Closing, this Agreement and any assignment executed pursuant to this Agreement shall not constitute an assignment of such Station Contract (the “Non-Assignable Contracts”); provided, however, with respect to each such Non-Assignable Contract, Seller and Buyer shall cooperate to the extent feasible in effecting a lawful and commercially reasonable arrangement under which Buyer shall receive the benefits under all Non-Assignable Contracts from and after Closing, and to the extent of the benefits received, Buyer shall pay and perform Seller’s obligations arising under such Non-Assignable Contracts from and after Closing in accordance with its terms.
5.7.    Employees. Seller has provided Buyer a list showing employee positions and annualized pay rates for employees of the Station (“Station Employees”) except the excluded employees listed on Schedule 5.7 (the “Excluded Employees”). On a non-exclusive basis, Buyer may, but is not obligated to, offer post-Closing employment to some or all Station Employees except Excluded Employees.  Seller shall make reasonable accommodation for interviews for any Station Employees who elect to interview with Buyer during business hours that do not interfere with the operation of the Station. Buyer shall notify Seller of all Station Employees (“Opportunity Employees”) to whom Buyer offers comparable employment.  Such notice shall be given by Buyer at least thirty (30) days prior to Closing to enable Seller to give appropriate notices to Station Employees. With respect to Opportunity Employees who accept Buyer’s offer and are Station Employees at the Effective Time, employment with Seller shall end at the Effective Time and employment with Buyer shall commence at the Effective Time, and Seller shall be responsible for all compensation and benefits arising prior to the Effective Time, and Buyer shall be responsible for all compensation and benefits arising after the Effective Time under the employment arrangements between Buyer and such employees.
5.8.    Accounting Services.
(a)    Seller maintains a lockbox account for collection of A/R.  Within five (5) days prior to Closing, Seller shall provide Buyer with a list of then-current A/R. The A/R and such lockbox account are Excluded Assets.  Buyer will maintain a separate account for collection of accounts receivable arising from its operation of the Station after Closing (“Buyer Receivables”).  After Closing, (i) Buyer shall not collect any A/R, and Buyer shall promptly pay over to Seller any A/R it receives, without offset, and (ii) Seller shall not collect any Buyer Receivables, and Seller shall promptly pay over to Buyer any Buyer Receivables it receives, without offset.  In determining any amounts to paid over under this section, all amounts collected from the Station account debtors shall be applied to the oldest account first, unless received by Buyer and otherwise directed by such account debtor under circumstances where Buyer believes in good faith that the application of payment thereof is not in violation of any existing or prior agreement between such account debtor and Seller.
(b)    During the first fifteen (15) business days after Closing, Buyer shall make available to Seller, at no additional cost, access to the Station’s books and records, and the responsible employee(s) to consult with respect to such books and records, for the purposes of closing the books of the Station for the period prior to Closing.

ARTICLE 6: SELLER CLOSING CONDITIONS

The obligation of Seller to consummate the Closing hereunder is subject to satisfaction, at or prior to Closing, of each of the following conditions (unless waived in writing by Seller):
6.1.    Representations and Covenants.
(a)    The representations and warranties of Buyer made in this Agreement, shall be true and correct in all material respects as of the Closing Date except for changes permitted or contemplated by the terms of this Agreement.
(b)    The covenants and agreements to be complied with and performed by Buyer at or prior to Closing shall have been complied with or performed in all material respects.
(c)    Seller shall have received a certificate dated as of the Closing Date from Buyer executed by an authorized officer of Buyer to the effect that the conditions set forth in Sections 6.1(a) and (b) have been satisfied.
6.2.    Proceedings. Neither Seller nor Buyer shall be subject to any court or governmental order or injunction restraining or prohibiting the consummation of the transactions contemplated hereby.
6.3.    FCC Authorization. The FCC Consent shall have been obtained and shall have become a Final Order.
6.4.    Deliveries. Buyer shall have complied with its obligations set forth in Section 8.2.
6.5.    Consents. The Required Consent(s), if any, shall have been obtained and delivered to Seller.
6.6       Other APAs.  The Closings under the Emmis/DLC APA and Midwest/DLC APA shall have simultaneously occurred.
Seller may at any time or times, at its election, waive any of the conditions set forth in this Article 6, but any such waiver shall be effective only if contained in a writing signed by Seller. No such waiver shall reduce the rights or remedies of Seller by reason of any breach by Buyer (but if a condition is waived, the party waiving the same may not rescind this Agreement on the basis of the failure of such waived condition).  In the event that for any reason any item required to be delivered to Seller by Buyer hereunder shall not be delivered when required, then unless waived by Seller in writing Buyer shall nevertheless remain obligated to deliver the same to Seller, and Closing shall not be deemed a waiver by Seller of any such requirement.
ARTICLE 7: BUYER CLOSING CONDITIONS
The obligation of Buyer to consummate the Closing hereunder is subject to satisfaction, at or prior to Closing, of each of the following conditions (unless waived in writing by Buyer):
7.1.    Representations and Covenants.
(a)    The representations and warranties of Seller made in this Agreement shall be true and correct in all material respects as of the Closing Date except for changes permitted or contemplated by the terms of this Agreement.
(b)    The covenants and agreements to be complied with and performed by Seller at or prior to Closing shall have been complied with or performed in all material respects.
(c)    Buyer shall have received a certificate dated as of the Closing Date from Seller executed by an authorized officer of Seller to the effect that the conditions set forth in Sections 7.1(a) and (b) have been satisfied.
7.2.    Proceedings. Neither Seller nor Buyer shall be subject to any court or governmental order or injunction restraining or prohibiting the consummation of the transactions contemplated hereby.
7.3.    FCC Authorization. The FCC Consent shall have been obtained and shall have become a Final Order.
7.4.    Deliveries. Seller shall have complied with its obligations set forth in Section 8.1.
7.5.    Consents. The Required Consent(s), if any, and Required Estoppel shall have been obtained and delivered to Buyer.
7.6       Other APAs.  The Closings under the Emmis/DLC APA and Midwest/DLC APA shall have simultaneously occurred.
7.7       Change in Financial Condition.  From September 1, 2016 through the last day of the last full month ending at least ten (10) business days prior to the Closing Date (the “Financial Experience Period”), the Station and WWVR shall not have experienced a decrease in booked or received revenues attributable to the operations solely of the Station and WWVR from advertising in excess of twenty percent (20%), from booked or received revenues for the comparable period during the prior calendar year; provided, however, that a decrease shall not be deemed attributable solely to the operation of the Station and WWVR to the extent attributable to or resulting from any of the following: (a) any matter affecting the economy of or radio stations operating in the United States generally, including changes in the United States or foreign credit, debt, capital or financial markets (including changes in interest or exchange rates), or the economy of or radio stations operating in any town, city or region or country in which the Station and WWVR conduct business, (b) general changes or developments in the broadcast radio industry, (c) any matter arising in connection with earthquakes, hurricanes, tornadoes, natural disasters or global, national or regional political conditions, including hostilities, military actions, political instability, acts of terrorism or war or any escalation or material worsening of any such hostilities, military actions, political instability, acts of terrorism or war existing or underway as of the date hereof, (d) changes in law, regulations or generally accepted accounting principles or the interpretation thereof, (e) the effects of the announcement, execution or performance of this Agreement or the Other APAs or the transactions contemplated hereby or thereby, (f) the effects of the transition of ownership and operation contemplated by this Agreement or the Other APAs, including without limitation actions or omissions of advertisers, employees or competitors resulting therefrom, (g) the effects of changes in the advertising market in which the Station and WWVR operate that are outside Seller’s control, including without limitation format, programming and rate changes of other radio stations, (h) the effects of any actions of Buyer or any of its affiliates or any of its or their agents, employees, officers, directors or principals or any person or entity acting on behalf of any of the foregoing, or (i) the effects of any matter with respect to which Buyer gives its prior consent.
Buyer may at any time or times, at its election, waive any of the conditions set forth in this Article 7, but any such waiver shall be effective only if contained in a writing signed by Buyer. No such waiver shall reduce the rights or remedies of Buyer by reason of any breach by Seller (but if a condition is waived, the party waiving the same may not rescind this Agreement on the basis of the failure of such waived condition).  In the event that for any reason any item required to be delivered to Buyer by Seller hereunder shall not be delivered when required, then unless waived by Buyer in writing Seller shall nevertheless remain obligated to deliver the same to Buyer, and Closing shall not be deemed a waiver by Buyer of any such requirement.
ARTICLE 8: CLOSING DELIVERIES
8.1.        Seller Documents. At Closing, Seller shall deliver or cause to be delivered to Buyer:
(i)    good standing certificates issued by the Secretary of State of Seller’s jurisdiction of formation;
(ii)    certified copies of resolutions authorizing the execution, delivery and performance of this Agreement, including the consummation of the transactions contemplated hereby;
(iii)    the certificate described in Section 7.1(c);
(iv)    an assignment of FCC authorizations assigning the FCC Licenses from Seller to Buyer;
(v)    an assignment and assumption of contracts assigning the Station Contracts from Seller to Buyer;
(vi)    an assignment and assumption of leases assigning the Real Property Leases (if any) from Seller to Buyer, including the Required Estoppel;

(vii)    an assignment, properly executed and in recordable form, of easement agreement with respect to the tower site for the Station;
(viii)    an assignment of marks assigning the Station’s registered marks listed on Schedule 1.1(e) (if any) from Seller to Buyer;
(ix)    domain name transfers assigning the Station’s domain names listed on Schedule 1.1(e) (if any) from Seller to Buyer;
(x)    endorsed vehicle titles conveying the vehicles included in the Tangible Personal Property (if any) from Seller to Buyer;
(xi)    a bill of sale conveying the other Station Assets from Seller to Buyer;
(xii)       joint written escrow instructions as provided by Section 1.6;
(xiii)    originals of the Required Consents and Required Estoppel;
(xiv)    joint written wire instructions for the Purchase Price under Section 1.5 and the Closing adjustments under Section 1.7; and
(xv)    any other instruments of conveyance, assignment and transfer that may be reasonably necessary to convey, transfer and assign the Station Assets from Seller to Buyer, free and clear of Liens, except for Permitted Liens.
8.2.    Buyer Documents. At Closing, Buyer shall deliver or cause to be delivered to Seller:
(i)    the Purchase Price in accordance with Section 1.5 hereof;
(ii)    good standing certificates issued by the Secretary of State of Buyer’s jurisdiction of formation;
(iii)    certified copies of resolutions authorizing the execution, delivery and performance of this Agreement, including the consummation of the transactions contemplated hereby;
(iv)    the certificate described in Section 6.1(c);
(v)    an assignment and assumption of contracts assuming the Station Contracts;
(vi)    an assignment and assumption of leases assuming the Real Property Leases (if any);
(vii)    domain name transfers assuming the Station’s domain names listed on Schedule 1.1(e) (if any);
(viii)    joint written escrow instructions as provided by Section 1.6;

(ix)    joint written wire instructions for the Purchase Price under Section 1.5 and the Closing adjustments under Section 1.7; and
(x)    such other documents and instruments of assumption that may be necessary to assume the Assumed Obligations.

ARTICLE 9: SURVIVAL; INDEMNIFICATION

9.1.         Survival. The representations and warranties in this Agreement shall survive Closing for a period of twelve (12) months from the Closing Date whereupon they shall expire and be of no further force or effect, except that if within such period the indemnified party gives the indemnifying party written notice of a claim for breach thereof describing in reasonable detail the nature and basis of such claim, then such claim shall survive until the earlier of resolution of such claim or expiration of the applicable statute of limitations. The covenants and agreements in this Agreement shall survive Closing until performed.
9.2.        Indemnification.
(a)        Subject to Section 9.2(b), from and after Closing, Seller shall defend, indemnify and hold harmless Buyer from and against any and all losses, costs, damages, liabilities and expenses, including reasonable attorneys’ fees and expenses (“Damages”) incurred by Buyer, whether or not resulting from third-party claims, arising out of or resulting from:
(i)     any breach by Seller of its representations and warranties made under this Agreement; or
(ii) any default by Seller of any covenant or agreement made under this Agreement; or
(iii) the Retained Obligations; or
(iv) the business or operation of the Station before the Effective Time, except for the Assumed Obligations.
(b)        Notwithstanding the foregoing or anything else herein to the contrary, after Closing, (i) Seller shall have no liability to Buyer under Section 9.2(a) until Buyer’s aggregate Damages exceed an amount equal to one percent (1%) of the Purchase Price (after which, such threshold amount shall be included in, and not excluded from, any calculation of Damages) and (ii) the maximum liability of Seller under Section 9.2 shall be an amount equal to one hundred percent (100%) of the Purchase Price; provided that the maximum liability of Seller under Section 9.2 with respect to issues other than the condition of the Station’s FCC license shall be equal to twenty percent (20%) of the Purchase Price.
(c)        From and after Closing, Buyer shall defend, indemnify and hold harmless Seller from and against any and all Damages incurred by Seller, whether or not resulting from third-party claims, arising out of or resulting from:

(i) any breach by Buyer of its representations and warranties made under this Agreement; or
(ii) any default by Buyer of any covenant or agreement made under this Agreement; or
(iii) the Assumed Obligations; or
(iv) the business or operation of the Station after the Effective Time.
9.3.    Procedures.
(a)    The indemnified party shall give prompt written notice to the indemnifying party of any demand, suit, claim or assertion of liability by third parties that is subject to indemnification hereunder (a “Claim”), but a failure to give such notice or delaying such notice shall not affect the indemnified party’s rights or the indemnifying party’s obligations except to the extent the indemnifying party’s ability to remedy, contest, defend or settle with respect to such Claim is thereby prejudiced and provided that such notice is given within the time period described in Section 9.1.
(b)    The indemnifying party shall have the right to undertake the defense or opposition to such Claim with counsel selected by it. In the event that the indemnifying party does not undertake such defense or opposition in a timely manner, the indemnified party may undertake the defense, opposition, compromise or settlement of such Claim with counsel selected by it at the indemnifying party’s cost (subject to the right of the indemnifying party to assume defense of or opposition to such Claim at any time prior to settlement, compromise or final determination thereof).
(c)    Anything herein to the contrary notwithstanding:
(i) the indemnified party shall have the right, at its own cost and expense, to participate in the defense, opposition, compromise or settlement of the Claim;
(ii) the indemnifying party shall not, without the indemnified party’s written consent, settle or compromise any Claim or consent to entry of any judgment which does not include the giving by the claimant to the indemnified party of a release from all liability in respect of such Claim; and
(iii) in the event that the indemnifying party undertakes defense of or opposition to any Claim, the indemnified party, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with the indemnifying party and its counsel concerning such Claim and the indemnifying party and the indemnified party and their respective counsel shall cooperate in good faith with respect to such Claim.
(d)    After Closing, all claims for breach of representations or warranties under this Agreement shall be subject to the limitations set forth in Section 9.2(b).

ARTICLE 10: TERMINATION AND REMEDIES
10.1.     Termination. If either of the Other APAs terminates before Closing, then the applicable party thereto shall give the other party under this Agreement immediate written notice thereof, and this Agreement shall automatically terminate simultaneously with such other termination, subject to Section 10.3. Subject to Section 10.3, this Agreement may be terminated prior to Closing as follows:
(a)    by mutual written consent of Buyer and Seller;
(b)    by written notice of Buyer to Seller if Seller breaches its representations or warranties or defaults in the performance of its covenants contained in this Agreement and such breach or default is material in the context of the transactions contemplated hereby and is not cured within the Cure Period (defined below);
(c)    by written notice of Seller to Buyer if Buyer breaches its representations or warranties or defaults in the performance of its covenants contained in this Agreement and such breach or default is material in the context of the transactions contemplated hereby and is not cured within the Cure Period; provided, however, that the Cure Period shall not apply to Buyer’s obligations to make the Deposit on the date hereof and to pay the Purchase Price at Closing;
(d)    by written notice of Seller to Buyer or Buyer to Seller if Closing does not occur by the date twelve (12) months after the date of this Agreement (the “Outside Date”); or
(e)    as provided by Section 5.5.
As provided by Section 1.6, if this Agreement is terminated by Seller pursuant to Section 10.1(c), then the Deposit and any interest accrued thereon shall be disbursed to Seller and credited as partial payment of liquidated damages under Section 10.5.  If this Agreement is terminated pursuant to Section 10.1(a),(b), (d) or (e), then the Deposit and any interest accrued thereon shall be disbursed to Buyer.
10.2.    Cure Period. Each party shall give the other party prompt written notice upon learning of any breach or default by the other party under this Agreement. The term “Cure Period” as used herein means a period commencing on the date Buyer or Seller receives from the other written notice of breach or default hereunder and continuing until the earlier of (i) twenty (20) calendar days thereafter or (ii) five (5) business days after the scheduled Closing date; provided, however, that if the breach or default is non-monetary and cannot reasonably be cured within such period but can be cured before the date five (5) business days after the scheduled Closing date, and if diligent efforts to cure promptly commence, then the Cure Period shall continue as long as such diligent efforts to cure continue, but not beyond the date five (5) business days after the scheduled Closing date.
10.3.    Survival. Neither party may terminate under Sections 10.1(b) or (c) if it is then in material default under this Agreement. Except as provided by Section 10.5, the termination of this Agreement shall not relieve any party of any liability for breach or default under this

Agreement prior to the date of termination. Notwithstanding anything contained herein to the contrary, Sections 1.6 (Deposit), 5.1 (Confidentiality), 10.5 (Liquidated Damages), and 11.1 (Expenses) shall survive any termination of this Agreement.
10.4.    Specific Performance. In addition to, but without duplication of, any available remedy at law, in the event of failure or threatened failure by either party to comply with the terms of this Agreement, the other party shall be entitled to an injunction restraining such failure or threatened failure and, subject to obtaining any necessary FCC consent, to enforcement of this Agreement by a decree of specific performance requiring compliance with this Agreement.

10.5.    Liquidated Damages. If Seller terminates this Agreement pursuant to Section 10.1(c), then Buyer shall pay Seller on demand an amount equal to 20% of the Purchase Price by wire transfer of immediately available funds, and such payment shall constitute liquidated damages and the sole remedy of Seller under this Agreement for the termination under Section 10.1(c) (but without limiting the survival of terms under Section 10.3). Buyer acknowledges and agrees that Seller’s recovery of such amount shall constitute payment of liquidated damages and not a penalty and that Seller’s liquidated damages amount is reasonable in light of the substantial but indeterminate harm anticipated to be caused by Buyer’s material breach or default under this Agreement, the difficulty of proof of loss and damages, the inconvenience and non-feasibility of otherwise obtaining an adequate remedy, and the value of the transactions to be consummated hereunder. As provided by Section 1.6, if this Agreement is terminated pursuant to Section 10.1(a),(b), (d) or (e), then the Deposit and any interest accrued thereon shall be disbursed to Buyer.

ARTICLE 11: MISCELLANEOUS
11.1.    Expenses. Each party shall be solely responsible for all costs and expenses incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement. The filing fee for the FCC Consent and any transfer taxes that may be applicable to the transfer of the Station Assets hereunder shall be paid one-half by Seller and one-half by Buyer. Each party is responsible for any commission, brokerage fee, advisory fee or other similar payment that arises as a result of any agreement or action of it or any party acting on its behalf in connection with this Agreement or the transactions contemplated hereby. The prevailing party in any suit or arbitration brought regarding this Agreement shall receive, from the other party, all reasonable legal fees, expenses and costs associated with obtaining the relief afforded by this Agreement.
11.2.    Further Assurances. After Closing, each party shall from time to time, at the request of and without further cost or expense to the other, execute and deliver such other instruments of conveyance and assumption and take such other actions as may reasonably be requested in order to more effectively consummate the transactions contemplated hereby.
11.3.    Assignment. Neither party may assign this Agreement without the prior written consent of the other party hereto. The terms of this Agreement shall bind and inure to the benefit of the parties’ respective successors and any permitted assigns, and no assignment shall relieve any party of any obligation or liability under this Agreement.

11.4.    Notices. Any notice pursuant to this Agreement shall be in writing and shall be deemed delivered on the date of personal delivery or confirmed facsimile transmission or confirmed delivery by a nationally recognized overnight courier service, and shall be addressed as follows (or to such other address as any party may request by written notice):
if to Seller:                                          Emmis Communications Corporation
One Emmis Plaza
40 Monument Circle, Suite 700
Indianapolis, Indiana 46204
Attention:  President and CEO
Attention:  General Counsel
Facsimile:  (317) 684-5583

with a copy (which shall not
constitute notice) to:                           Wilkinson Barker Knauer LLP
1800 M Street, NW, Suite 800N
Washington, DC 20036
Attention:  Doc Bodensteiner
Facsimile:  (202) 783-5851

if to Buyer:                                          Midwest Communications, Inc.
                                                            904 Grand Avenue
                                                            Wausau, Wisconsin 54403
Attention:  President
Facsimile:  (715) 842-7061

with a copy (which shall not               Ruder Ware, L.L.S.C.
constitute notice) to:                            500 North First Street, Suite 8000
Wausau, Wisconsin 54402
Attention:  Joseph M. Mella
Facsimile:  (715) 845-2718

11.5.    Amendments. No amendment or waiver of compliance with any provision hereof or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of such amendment, waiver, or consent is sought.

11.6.    Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) constitutes the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings with respect to the subject matter hereof. No party makes any representation or warranty with respect to the transactions contemplated by this Agreement except as expressly set forth in this Agreement. Without limiting the generality of the foregoing, Seller makes no representation or warranty to Buyer with respect to any projections, budgets or other estimates of the Station’s revenues, expenses or results of operations, or any other financial or other information made available to Buyer with respect to the Station.

11.7.    Severability. If any court or governmental authority holds any provision in this Agreement invalid, illegal or unenforceable under any applicable law, then, so long as no party is deprived of the benefits of this Agreement in any material respect, this Agreement shall be construed with the invalid, illegal or unenforceable provision deleted and the validity, legality and enforceability of the remaining provisions contained herein shall not be affected or impaired thereby.

11.8.    No Beneficiaries. Nothing in this Agreement expressed or implied is intended or shall be construed to give any rights to any person or entity other than the parties hereto and their successors and permitted assigns.

11.9.    Governing Law. The construction and performance of this Agreement shall be governed by the laws of the State of Indiana without giving effect to the choice of law provisions thereof.
11.10.    Neutral Construction. Buyer and Seller agree that this Agreement was negotiated at arms-length and that the final terms hereof are the product of the parties’ negotiations. This Agreement shall be deemed to have been jointly and equally drafted by Buyer and Seller, and the provisions hereof should not be construed against a party on the grounds that the party drafted or was more responsible for drafting the provision.
11.11.    Cooperation. After Closing, Buyer shall cooperate with Seller in the investigation, defense or prosecution of any action which is pending or threatened against Seller or its affiliates with respect to the Station, whether or not any party has notified the other of a claim for indemnity with respect to such matter. Without limiting the generality of the foregoing, Buyer shall make available its employees to give depositions or testimony and shall furnish all documentary or other evidence that Seller may reasonably request.
11.12.    Miscellaneous. This Agreement may be executed in separate counterparts, each of which will be deemed an original and all of which together will constitute one and the same agreement. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by facsimile transmission or electronic mail in pdf form, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any Party hereto or to any such agreement or instrument, each other Party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties.  No Party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or email as a defense to the formation or enforceability of a contract and each such Party forever waives any such defense.
[SIGNATURE PAGE FOLLOWS]

SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT
IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

BUYER:	MIDWEST COMMUNICATIONS
	By:	/s/ Paul W. Rahmlow
		Name:	Paul W. Rahmlow
		Title:	Chief Financial Officer

SELLER:	EMMIS INDIANA BROADCASTING, L.P.
EMMIS RADIO LICENSE, LLC
EMMIS COMMUNICATIONS CORPORATIONS
	By:	/s/ J. Scott Enright
		Name:	J. Scott Enright
		Title:	Executive Vice President, General Counsel and Secretary